UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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Simmons First National Corporation

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COMPANY REPORT

FORWARD-LOOKING STATEMENTS Certain statements contained in this communication may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by reference to a future period(s) or by the use of forward-looking terminology, such as “anticipate,” “estimate,” “expect,” “foresee,” “may,” “might,” “will,” “would,” “could” or “intend,” future or conditional verb tenses, and variations or negatives of such terms. These forward-looking statements include, without limitation, those relating to the Simmons First National Corporation’s (“Company”) future growth, revenue, assets, asset quality, profitability and customer service, critical accounting policies, net interest margin, non-interest revenue, market conditions related to the Company’s common stock repurchase program, allowance for loan losses, the effect of certain new accounting standards on the Company’s financial statements, income tax deductions, credit quality, the level of credit losses from lending commitments, net interest revenue, interest rate sensitivity, loan loss experience, liquidity, capital resources, market risk, earnings, effect of pending litigation, acquisition strategy, legal and regulatory limitations and compliance and competition. Readers are cautioned not to place undue reliance on the forward-looking statements contained in this document in that actual results could di.er materially from those indicated in such forward-looking statements, due to a variety of factors. These factors include, but are not limited to, changes in the Company’s operating or expansion strategy, availability of and costs associated with obtaining adequate and timely sources of liquidity, the ability to maintain credit quality, possible adverse rulings, judgments, settlements and other outcomes of pending litigation, the ability of the Company to collect amounts due under loan agreements, changes in consumer preferences, effectiveness of the Company’s interest rate risk management strategies, laws and regulations affecting financial institutions in general or relating to taxes, the effect of pending or future legislation, the ability of the Company to repurchase its common stock on favorable terms, ability to successfully complete mergers and acquisitions and integrate target companies’ businesses, ability to fully realize cost savings and other benefits of mergers and acquisitions, business disruption following mergers and acquisitions, changes in interest rates and capital markets, inflation, customer acceptance of the Company’s products and services, and other risk factors. Other relevant risk factors may be detailed from time to time in the Company’s press releases and filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date of this communication, and the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date of this communication. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts, and may not reflect actual results.

TO OUR SHAREHOLDERS For years now, Simmons First National Corporation has experienced significant growth through both strong organic performance and strategic mergers and acquisitions, and 2016 proved to be no exception. For perspective, when I joined the company in January 2013, Simmons had operations in three states and total consolidated assets of approximately $3.5 billion. As of the date of this letter, however, our company has announced pending mergers that, when completed, will create a corporation with a seven-state footprint and over $13 billion in total consolidated assets. There is no doubt that, due to this growth, Simmons has changed. We’ve restructured many of our operations to become more efficient and effective, entered a variety of new markets, developed and rolled out new products and services, and invested in more sophisticated information technology. The result is that customers coming into today’s Simmons can not only open savings accounts and apply for home loans (as they always have) but also enjoy the benefits of highly rated credit cards; receive experienced assistance with their estate planning; obtain quality insurance for their cars, homes, and health; work with knowledgeable investment professionals to help manage and grow their assets; and much more. The idea that Simmons can be a “one-stop financial shop” for our customers is no longer just an idea. As a truly regional financial institution, it’s reality, and that’s exciting. Yet, I continue to believe that what ultimately makes – and will continue to make – Simmons successful is its community banking philosophy. For decades, Simmons’ customers have greatly valued their relationships with their local Simmons contacts, and as we move forward, it is critical that we continue to use talented associates who are rooted in and understand the markets in which they operate to establish rewarding connections and make business decisions in those markets. Simply put, to the customer, there is no substitute for the “personal touch,” and we intend to be the regional bank that has it. Nonetheless, we recognize the fact that we are a regional financial institution and, in particular, one that will soon have total consolidated assets in excess of $10 billion. Crossing that threshold is a milestone for our company that comes with substantial consequences. To name a few, our company will become subject to annual stress testing requirements imposed by the Dodd-Frank Act, and Simmons Bank will become subject to oversight of the Bureau of Consumer Financial Protection, as well as regulatory caps on debit card transaction interchange rates. In preparation for these events, in 2016, we spent considerable time and resources enhancing our audit, compliance, and risk management functions. Asset quality and regulatory compliance are known table stakes for us, and we intend to work diligently with both our federal and our state regulators to satisfy all requirements of the evolving regulatory environment. That said, we do operate within a highly regulated industry, and where our experiences give rise to opportunities to suggest improvements to those regulations, we will do so. I remain highly optimistic about the future of our company and extremely proud to be a part of it. Our growth strategy is one in which I have great faith, and our associates are motivated to execute it every day. The value created by their efforts is evident. Our stock price was able to reach $62.15 at the end of 2016, an increase of approximately 21 percent from the end of 2015. Our focus for 2017 will be to continue to build on this progress. Sincerely, George A. Makris, Jr. Chairman and Chief Executive O.cer Simmons First National Corporation 3

Q&A with CHAIRMAN + CHIEF EXECUTIVE OFFICER GEORGE A. MAKRIS, JR. The past four years have included major milestones in the illustrious history of Simmons Bank, founded in Pine Bluff, Ark., in 1903. George Makris, Jr., chairman and chief executive officer of Simmons First National Corp., recently discussed some of the things that occurred in 2016 and what he sees happening in the years ahead. A VISIT WITH THE CHAIRMAN Q / 2016 was a big year for Simmons’ mergers and acquisitions (M&A) program. Talk about Simmons’ M&A strategy and philosophy. A / We want to continue to expand our community-banking network. We can do that in two ways. One is to look for M&A opportunities in markets where we already have a presence in order to gain additional market share. We prefer to find a good partner in those markets. You could see that in our acquisition of Citizens National Bank (Athens, Tenn.) and our pending acquisition of First South Bank (Jackson, Tenn.). The second way to expand is through acquisitions in new markets that are strategically attractive. We had success with this approach with our acquisitions of First State Bank in Tennessee and Liberty Bank in Missouri, and it’s also the approach we took with two pending acquisitions, Bank SNB (Stillwater, Okla.) and Southwest Bank (Fort Worth, Texas). We have an inside-out growth strategy. If we’re contiguous to good markets, we’ll consider expansion into those markets 4

A VISIT WITH THE CHAIRMAN Q&A with CHAIRMAN + CHIEF EXECUTIVE OFFICER GEORGE A. MAKRIS, JR. Q / Give us a sense of where you see the company going in the next three to five years. A / While we plan to continue pursuing attractive M&A opportunities as and when affect en they arise, there are several outside factors that will affect our M&A strategy. Increased profitability of some privately held banks could alter their decisions. Changes in the regulatory environment also could influence what they do. I have to assume that the current conditions will continue for the next few years. If so, I expect we’ll have many more occasions to consider potential mergers. Critical to our long-term success are our people. We’ve built an excellent team, and we’re picking up excellent teams with our acquisitions. With this combined group in place, we project double-digit organic growth per year, which, when combined with some additional acquisitions, could result in a $20 billion to $25 billion bank in three to five years. Q / At the same time we’re entering additional markets, we’re rolling out new products in existing markets. How does this fit into Simmons’ strategy? A / Simmons has dedicated significant time and resources to developing a full suite of financial products and services designed to meet the needs of what has become a diverse customer base. If we are just successful in rolling out our wealth management, credit card, mortgage and additional lending products in markets that currently aren’t served by those products, I believe our revenue could grow 10 percent a year with no acquisitions. It’s simply a great formula for expanding our presence in existing markets, better serving our customers, and increasing the value of our organization. Q / An effort is taking place inside Simmons that’s designed to strengthen our corporate culture. How do you view our work to make associates aware of our culture cornerstones – integrity, passion, better together, pursue growth and high performance. A / That has been a big effort, and I compliment Jena Compton (Simmons’ chief people o.cer) for having the foresight to get us through the process. New associates joined people who have been at Simmons for years to help define our culture. We came up with something to which we can all relate that’s meaningful to the future of the company and easily understood by our new partners. It’s really sticking. Q / There are so many new associates with the acquisitions. How are they responding to these cornerstones? A / The cultures of the various banks that now are a part of Simmons were different. The newly defined culture is a mixture of input from all of our associates including those from acquired institutions. It’s one of the first things we discuss with potential partners. We want to ensure that they fully understand what the culture is here. We actually do a survey of their associates so we can better understand how they feel about these things. A cultural fit is one of the most important factors in any acquisition. Q / Describe how you become a strong regional bank without losing the best aspects of community banking. A / There’s a fine line there. We don’t want to focus on the wrong things. We want to be an efficient organization, but we don’t want the cost side of the efficiency formula to be the sole focus of our decision-making. We want the revenue side to have a significant impact on that process. We’re in some really nice metropolitan markets, and we’re about to be in even more. Those all offer great growth opportunities. But the roots of our business are in rural America. We have to provide all of our products and services in those smaller communities because they can’t get them anywhere else. You need to have everything from mortgage to small business to consumer to farm lending. If a customer wants to buy a washer and dryer, we need to be able to take care of that need. We must have the ability to take care of customers of all sizes. Our growth is allowing us to also be a financial institution for much larger customers. Let’s say you’re a multistate company whose borrowing needs are $50 million. Before we were this size, we couldn’t take care of those lending needs. Now we can. We can also manage their 401k plans and take care of all of their treasury services. We can provide them with business credit cards. The bottom line is that we’ll always value our relationships with consumers and small businesses and strive to improve our ability to meet all of their financial needs. 5

FINANCIAL HIGHLIGHTS STRONG REGULATORY CAPITAL 4.00% 5.00% 10.95% COMMON EQUITY TIER 1 CAPITAL RATIO 4.50% 6.50% 13.45% LEVERAGE RATIO 4.00% 5.00% 10.95% COMMON EQUITY TIER 1 CAPITAL RATIO 6.00% 8.00% 14.45% SFNC ALL U.S. BANKS TOTAL RISK-BASED CAPITAL RATIO 8.00% 10.00% 15.12% TIER 1 CAPITAL RATIO 6.00% 8.00% 14.45% SFNC ALL U.S. BANKS TOTAL RISK-BASED CAPITAL RATIO STRONG ASSET QUALITY Consistently Outperforming Our Peers SFNC ALL U.S. BANKS Nonperforming Loans as a% of Loans1 1.16%2 1.64% Net Charge-O€s as a% of Average Loans .35%3 .45% Net Credit Card Charge-O€s as a% of Credit Card Portfolio 1.28% 3.51%4 1 Includes troubled-debt restructures 2 Legacy loans; excluding all acquired loans 3 Legacy loans; excluding all acquired loans and credit cards 4 Most recently published industry average 6

TOTAL ASSET GROWTH BILLIONS OF DOLLARS 9 7 2012 2013 2014 2015 2016 6 5 4 3 2 $3,527,489,000 $4,383,100,000 $4,643,354,000 $7,559,658,000 $8,400,056,000 2012 2013 2014 2015 2016 MARKET CAPITALIZATION MILLIONS OF DOLLARS 250 500 750 1,000 1,250 1,500 1,750 2,000 $419,524,850 $602,805,410 $733,833,637 $1,555,100,268 $1,943,910,484 2012 2013 2014 2015 2016 EARNINGS GROWTH MILLIONS OF DOLLARS 10 20 30 40 50 60 70 80 90 100 $27,684,000 GAAP Earnings Per Share: $1.64 $26,870,000 Core Earnings Per Share: $1.59 $23,231,000 GAAP Earnings Per Share: $1.42 $27,612,000 Core Earnings Per Share: $1.69 $35,688,000 GAAP Earnings Per Share: $2.11 $38,707,000 Core Earnings Per Share: $2.29 $74,107,000 GAAP Earnings Per Share: $2.63 $89,622,000 Core Earnings Per Share: $3.18 $96,790,000 GAAP Earnings Per Share: $3.13 $101,409,000 Core Earnings Per Share: $3.28 201 2 2013 2014 201 5 2016 “Core earnings” and “diluted core earnings per share” are financial measures that exclude non-core items such as items related to branch right sizing and merger related costs. We believe these non-GAAP financial measures provide a meaningful base for period-to-period and company-to-company comparisons, which will assist investors and analysts in evaluating the core operating results of the Company and predicting future performance. See “Reconciliation of Non-GAAP Financial Measures” in the 2016 Form 10-K for a GAAP reconciliation of these non-GAAP financial measures. 7

FINANCIAL HIGHLIGHTS CONDENSED CONSOLIDATED BALANCE SHEETS December 31, 2016 and 2015 (In thousands) ASSETS 2016 2015 Cash and cash equivalents $285,659 $252,262 Investment securities 1,624,013 1,540,887 Mortgage loans held for sale and assets held in trading accounts 27,829 34,687 Legacy loans 4,327,207 3,246,454 Allowance for loan losses (36,286) (31,351) Loans acquired 1,305,683 1,672,901 NET LOANS $5,596,604 $4,888,004 Premises and equipment 199,359 193,618 Premises held for sale 6,052 923 Foreclosed assets 26,895 44,820 Goodwill and other intangible assets 401,464 380,923 Other assets 232,181 223,534 TOTAL ASSETS $8,400,056 $7,559,658 LIABILITIES AND STOCKHOLDERS’ EQUITY Non-interest bearing transaction accounts 1,491,676 1,280,234 Interest bearing transaction accounts and saving deposits 3,956,483 3,485,845 Time deposits 1,287,060 1,320,017 TOTAL DEPOSITS $6,735,219 $6,086,096 Other borrowings 273,159 162,289 Subordinated debentures 60,397 60,570 Accrued interest and other liabilities 180,170 173,848 TOTAL LIABILITIES $7,248,945 $6,482,803 Total stockholders’ equity 1,151,111 1,076,855 TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY $8,400,056 $7,559,658 8

CONDENSED CONSOLIDATED STATEMENTS OF INCOME December 31, 2016 and 2015 (In thousands, except per share data) 2016 2015 Interest income $301,005 $300,948 Interest expense 21,799 22,353 NET INTEREST INCOME $279,206 $278,595 Provision for loan losses 20,065 9,022 NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES $259,141 $269,573 NON-INTEREST INCOME Trust income 15,442 9,261 Service charges on deposit accounts 32,414 30,985 Other service charges and fees 6,913 8,756 Mortgage banking income 22,442 11,452 Investment banking income 3,471 2,590 Credit and debit card fees 30,740 26,660 Bank owned life insurance income 3,324 2,680 Gain on sale of securities, net 5,848 307 Net gain (loss) on assets covered by FDIC loss share agreements — (14,812) Other income 18,788 16,782 TOTAL NON-INTEREST INCOME $139,382 $94,661 NON-INTEREST EXPENSE Salaries and employee benefits 133,457 138,243 Occupancy expense, net 18,667 16,858 Furniture and equipment expense 16,683 14,352 Other real estate and foreclosure expense 4,461 4,861 Deposit insurance 3,469 4,201 Merger related costs 4,835 13,760 Other operating expenses 73,513 64,695 TOTAL NON-INTEREST EXPENSE $255,085 $256,970 INCOME BEFORE INCOME TAXES $143,438 $107,264 Provision for income taxes 46,624 32,900 NET INCOME $96,814 $74,364 Preferred stock dividends 24 257 NET INCOME AVAILABLE TO COMMON STOCKHOLDERS $96,790 $74,107 DILUTED EARNINGS PER SHARE $3.13 $2.63 Net non-core items 4,619 15,515 CORE EARNINGS AVAILABLE TO COMMON STOCKHOLDERS1 $101,409 $89,622 DILUTED CORE EARNINGS PER SHARE1 $3.28 $3.18 1 “Core earnings” and “diluted core earnings per share” are financial measures that exclude non-core items such as items related to branch right sizing and merger related costs. We believe these non-GAAP financial measures provide a meaningful base for period-to-period and company-to-company comparisons, which will assist investors and analysts in evaluating the core operating results of the Company and predicting future performance. See “Reconciliation of Non-GAAP Financial Measures” in the 2016 Form 10-K for a GAAP reconciliation of these non-GAAP financial measures. 9

FINANCIAL **HIGHLIGHTS**

SELECTED CONSOLIDATED FINANCIAL DATA

Years Ended December 31

FINANCIAL STATEMENT DATA	2016	2015	2014	2013	2012
Total assets	$8,400,056	$7,559,658	$4,643,354	$4,383,100	$3,527,489
Total loans	5,632,890	4,919,355	2,736,634	2,404,935	1,922,119
Total deposits	6,735,219	6,086,096	3,860,718	3,697,567	2,874,163
Total equity	1,151,111	1,076,855	494,319	403,832	406,062
Net income available to common shareholders	96,790	74,107	35,688	23,231	27,684
Core earnings available to common shareholders[1]	101,409	89,622	38,707	27,612	26,870

PER SHARE DATA					
Diluted earnings	$3.13	$2.63	$2.11	$1.42	$1.64
Diluted core earnings (non-GAAP)[1]	3.28	3.18	2.29	1.69	1.59
Book value	36.80	34.55	27.38	24.89	24.55
Tangible book value (non-GAAP)[2]	23.97	21.97	20.15	19.13	20.66
Dividends	0.96	0.92	0.88	0.84	0.80

CAPITAL RATIOS AT PERIOD END					
Common shareholders' equity to total assets	13.70%	13.84%	10.65%	9.21%	11.51%
Tangible common equity to tangible assets (non-GAAP)[2]	9.37%	9.26%	8.06%	7.24%	9.87%
Tier 1 leverage ratio	10.95%	11.20%	8.77%	9.22%	10.81%
Common equity Tier 1 risk-based ratio	13.45%	14.21%	—	—	—
Tier 1 risk-based ratio	14.45%	16.02%	13.43%	13.02%	19.08%
Total risk-based capital ratio	15.12%	16.72%	14.50%	14.10%	20.34%
Dividend payout to common shareholders	30.67%	34.98%	41.71%	59.15%	48.78%

[1] *"Core earnings" and "diluted core earnings per share" are financial measures that exclude non-core items such as items related to branch right sizing and merger related costs. We believe these non-GAAP financial measures provide a meaningful base for period-to-period and company-to-company comparisons, which will assist investors and analysts in evaluating the core operating results of the Company and predicting future performance. See "Reconciliation of Non-GAAP Financial Measures" in the 2016 Form 10-K for a GAAP reconciliation of these non-GAAP financial measures.*

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ANNUALIZED PERFORMANCE RATIOS	2016	2015	2014	2013	2012
Return on average assets	1.25%	1.03%	0.80%	0.64%	0.83%
Return on average common equity	8.75%	7.90%	8.11%	5.33%	6.77%
Return on average tangible common equity (non-GAAP)[2]	13.92%	12.53%	10.99%	6.36%	8.05%
Net interest margin	4.19%	4.55%	4.47%	4.21%	3.93%
Efficiency ratio[3]	56.32%	59.01%	67.22%	71.20%	70.06%

ASSET QUALITY RATIOS[4]					
Nonperforming assets/ total assets	0.79%	0.85%	1.25%	1.69%	1.29%
Nonperforming loans/ total loans	0.91%	0.58%	0.63%	0.53%	0.74%
Allowance/ nonperforming loans	92.09%	165.83%	223.31%	297.89%	231.62%
Allowance/total loans	0.84%	0.97%	1.41%	1.57%	1.71%
Net charge-offs/ average loans[5]	0.35%	0.16%	0.20%	0.15%	0.26%
Net credit card charge-offs/credit card loans	1.28%	1.28%	1.27%	1.33%	1.50%

OTHER DATA					
Number of financial centers	150	149	109	131	92
Number of full time equivalent employees	1,875	1,946	1,338	1,343	1,068

[2] *Because of our significant level of intangible assets, total goodwill and core deposit premiums, we believe a useful calculation for investors in their analysis of Simmons is tangible book value per share and tangible common equity to tangible assets, which are non-GAAP financial measures. See "Reconciliation of Non-GAAP Financial Measures" in the 2016 Form 10-K for a GAAP reconciliation of these non-GAAP financial measures.*

[3] *The efficiency ratio is noninterest expense before foreclosed property expense and amortization of intangibles as a percent of net interest income (fully taxable equivalent) and noninterest revenues, excluding gains and losses from securities transactions and non-core items. See "GAAP Reconciliation of Non-GAAP Financial Measures" below for a GAAP reconciliation of this non-GAAP financial measure.*

[4] *Excludes all acquired loans and excludes acquired foreclosed assets covered by FDIC loss share agreements, except for their inclusion in total assets.*

[5] *Excludes credit cards.*

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DIVIDEND HISTORY & TOTAL SHAREHOLDER RETURN 2016 Annual Dividend Yield: 1.5% (Based on 12/31/16 stock price) DIVIDEND PER SHARE $1.00 $.80 $.60 $.40 $.20 $0.32 $0.36 $0.40 $0.44 $0.48 $0.53 $0.57 $0.61 $0.68 $0.73 $0.76 $0.76 $0.76 $0.76 $0.80 $0.84 $0.88 $0.92 $0.96 ‘98 ‘99 ‘00 ‘01 ‘02 ‘03 ‘04 ‘05 ‘06 ‘07 ‘08 ‘09 ‘10 ‘11 ‘12 ‘13 ‘14 ‘15 ‘16 108 CONSECUTIVE YEARS OF PAYING DIVIDENDS TO OUR SHAREHOLDERS 1–YEAR1 TOTAL SHAREHOLDER RETURN3 (Dividends + Stock Appreciation) SFNC +23% SNL U.S. Bank Index (4) +39% Total Return% 50 35 20 -10 -25 Dec-15 Mar-16 Jun-16 Sep-16 Dec-16 SFNC SNL U.S. BANK 1 Period from January 1, 2016 through December 31, 2016 2 Period from January 1, 2014 through December 31, 2016 3-YEAR2 TOTAL SHAREHOLDER RETURN3 (Dividends + Stock Appreciation) SFNC +78%. SNL U.S. Bank Index (4) +52% Total Return% 100 80 60 40 20 0 -20 Dec-13 Dec-14 Dec-15 Dec-16 SFNC SNL U.S. BANK Total shareholder return includes dividends plus stock price appreciation 4 The SNL U.S. Bank Index includes all U.S. banks traded on the major U.S. stock exchanges (NYSE, NYSE MKT an NASDAQ) Source: SNL Financial 12

Simmons First National Corporation BOARD OF JOE D. PORTER President, Akin Porter Produce, Inc. EUGENE HUNT Attorney, Hunt Law Firm JAY EDWARD DRILLING President, AT&T Arkansas MARK C. DORAMUS Chief Financial Officer, Stephens, Inc. JAY D. BURCHFIELD Retired Financial Services Executive GEORGE A. MAKRIS, JR. Chairman & Chief Executive Officer, Simmons First National Corporation STEVEN A. COSSÉ Retired President & Chief Executive Officer, Murphy Oil Corporation W. SCOTT McGEORGE Chairman, Pine Bluff. Sand & Gravel Company CHRISTOPHER R. KIRKLAND Principal, The Kirkland Group WILLIAM E. CLARK, II Chairman & Chief Executive Officer, Clark Contractors, LLC ROBERT L. SHOPTAW Retired Executive, Arkansas Blue Cross & Blue Shield 13

Simmons Bank

BOARD OF DIRECTORS



JOE D. PORTER
President,
Akin Porter Produce, Inc.



MARK C. DORAMUS
Chief Financial Officer,
Stephens, Inc.



EUGENE HUNT
Attorney,
Hunt Law Firm



JAY D. BURCHFIELD
Retired Financial Services Executive



EDWARD DRILLING
President,
AT&T Arkansas



STEVEN A. COSSÉ
Retired President & Chief Executive Officer,
Murphy Oil Corporation



WILLIAM E. CLARK, II
Chairman & Chief Executive Officer,
Clark Contractors, LLC



W. SCOTT McGEORGE
Chairman,
Pine Bluff Sand & Gravel Company



ROBERT L. SHOPTAW
Retired Executive,
Arkansas Blue Cross & Blue Shield



CHRISTOPHER R. KIRKLAND
Principal,
The Kirkland Group



JOHN LYTLE, M.D.
Orthopedic Surgeon,
South Arkansas Orthopedic Center



H. FORD TROTTER, III
General Manager,
Trotter Auto Group

14

MET L. JONES, II General Manager, Dickey Machine Works MARTY D. CASTEEL Senior Executive Vice President, Simmons First National Corporation Chairman & Chief Executive O.cer, Simmons Bank MARY PRINGOS President, Phillips Planting Company, Inc. BEVERLY MORROW Vice President, TLM Management CLIFTON ROAF, D.D.S. Advisory Director Retired Dentist H. GLENN RAMBIN President, R&R Farms DEAN CHAMBLISS Owner, H&D Farms MARK SHELTON, III Advisory Director President, M.A. Shelton Farming Company, Inc. JOHNNY McGRAW Owner, McGraw Farms JANE W. ROGERS Community Volunteer ADAM B. ROBINSON, JR. President, Ralph Robinson & Son, Inc. GEORGE O’CONNOR Owner & President, O’Connor Distributing Shareholders may obtain a copy of the company’s annual report/Form 10-K, as filed with the Securities and Exchange Commission by writing to Patrick A. Burrow, Executive Vice President and General Counsel, Simmons First National Corporation; P.O. Box 7009; Pine Bluff., Arkansas 71611-7009, or on the company’s website at simmonsbank.com. Simmons First National Corporation is an Equal Opportunity Employer. 15

A CLOSER LOOK AT ARKANSAS The second half of 2015 saw major changes in Simmons Bank’s Arkansas region. Freddie Black of Lake Village, the Arkansas regional chairman, and the bank’s community presidents spent 2016 instituting new procedures and building additional customer relationships across the state. Black became the Arkansas regional chairman in the summer of 2015 and hired community presidents in two key markets. Rodney West in Fort Smith and Greg Martin in northwest Arkansas were hired on the same day in November 2015. “They’ve both done a great job,” Black says. “They spent 2016 putting their teams together. Both markets are showing really good loan growth. Those guys have roots in the communities where they work. We’re really pleased.” In Fayetteville, Martin dealt with the closure of one branch and the opening of another in a more strategic location. “There’s momentum in northwest Arkansas,” Black says. “We’re getting an opportunity to look at a lot of new business there.” Simmons now has 10 branches in the northwest corner of the state. Black says Martin will spend 2017 increasing the efficiency of those branches. In southwest Arkansas, Franklin Bass celebrated his first year as the community president in Hot Springs. Black says the Hot Springs market is a growth area for Simmons. Veteran lender Dwayne Johnson will move his base of operations from Little Rock to Hot Springs to bolster the efforts there. Chris White, the central Arkansas community president, continues to produce good results with just more than a year in that position. “Little Rock is doing real well,” Black says. Jay Meador, who had been the president of private banking in Arkansas since 2015, became the Little Rock market lending o.cer. He now oversees private banking and commercial lending in the region. In north central Arkansas, the Marshall and Clinton branches are now under the supervision of Conway community president Jason Culpepper. The Mammoth Spring location in northeast Arkansas, meanwhile, will be supervised by Daniel Robinson, the Jonesboro community president. “We had a lot of changes with our loan processes in 2016,” Black says. “There was a huge learning curve for everybody involved in lending with new lending committees and loan authority.” FREDDIE BLACK Arkansas Regional Chairman 16

GRAND OPENING IN FAYETTEVILLE 17

A CLOSER LOOK AT MISSOURI & KANSAS Key acquisitions, organic growth and improved efficiency made for a good year in 2016 in Simmons Bank’s Missouri/Kansas region, according to Gary Metzger, the region’s chairman. “Asset quality remains strong, and our loan pipeline continues to grow,” Metzger says. “We were able to lower our cost of funds, and we continue to work hard to enhance our net interest margin. In 2016, we lowered our cost of funds by focusing our growth in transactional accounts. The growth in transactional accounts gave us a more favorable mix of deposits. Our deposits increased, and the cost of the deposits decreased.” Metzger says the region benefited from the recent addition of Karen Karwoski. She joined Simmons in October 2016 as a senior vice president of treasury management in the St. Louis market, but the entire footprint benefited from her knowledge. “We were successful in recruiting a strong, well-respected treasury management specialist in our St. Louis market,” Metzger says. “We’re leveraging Karen’s expertise throughout the Missouri/Kansas region. We’re having great success in doing that.” Karwoski has been in banking in the St. Louis market since 1997. Metzger was pleased with the growth in the St. Louis market during 2016. “We’re going to leverage our team and focus on organic growth,” he says. “We can control organic growth, and that’s what we’re focused on.” Optimism also is running high in the Kansas City market, thanks in part to the hiring of Marty Nay as the market president. “He has exceptional leadership skills, excellent credit underwriting skills and a thorough understanding of our Kansas City market,” Metzger says of Nay. “We look to Kansas City to have an outstanding year in 2017 and continue that well into the future.” Nay, a veteran Kansas City commercial lender, came to Simmons during the middle of the year and had an immediate impact as he added business and hired a seasoned area lender. Nay has worked in commercial lending in the Kansas City area since 1998. “The chance to build from the ground up was the big appeal for me,” Nay says. “The opportunity to build a team and mentor lenders made this a great opportunity. I could have sat there and focused on loan origination for another 20 years, but I’m glad to have the chance to mentor a team.” Metzger says community president Andrea Scarpelli and her team continue to excel in the Wichita, Kan., market. He’s excited that a pending acquisition will double the market size for Simmons in Wichita. He also says the southwest Missouri market finished the year strong. Simmons has a strong presence in the Springfield metropolitan area. “The fourth quarter of 2016 was a good quarter,” Metzger says. “When I look at the pipeline and the continuing opportunities we have in that market, I feel very bullish about 2017. Banking remains an extremely competitive environment, but 2017 should be another great year for the Missouri/Kansas region.” GARY METZGER Kansas/Missouri Regional Chairman 18

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A CLOSER LOOK AT TENNESSEE John Clark and Paul Willson remember the days when deals were done with a handshake. “Back in the day, people would call on a Friday or even a Saturday morning and say, ‘Hey Paul, I need to buy a dump truck,’” Willson says. “’I’ve got a couple of other things I want to bid on. Can I bid up to $85,000 on it?’ We would just say, ‘Yes, go for it.’” The country has changed since Clark and Willson began their Tennessee banking careers more than four decades ago. It’s fitting that one of their final deals was a bit of a throwback, a deal based on trust and friendship. Clark was the president and chief executive o.cer of First State Bank of Union City, and Willson was the chairman and chief executive o.cer of Citizens National Bank at Athens. The two men, who had known each other for more than 20 years, had talked about a merger before Clark and his board decided First State should instead become a part of Simmons Bank. “John called me and said, ‘Paul, we’ve got something going on, but I’ll come back around to you,’” Willson says. First State and Simmons joined forces in 2015. Simmons then acquired Citizens in 2016. “I just made some introductions,” says Clark, who retired from Simmons in 2016. “I knew it would be as good for Simmons to fill in the footprint in east Tennessee as it would have been for First State. It has proved to be a win/win for shareholders.” Even though they come from opposite parts of the state, the two men have a lot in common. Both grew up on farms. They are University of Tennessee graduates and started working for small, community banks. Willson’s father raised dairy cattle but sold them so he would have the funds to buy into his father’s bank. Willson began working in the bank when he was in the sixth grade. After college graduation, he worked at several banks before coming home to work at Citizens in 1983. Clark’s farming roots go back six generations, but the family also owned bank stock. He began his banking career in 1976 in Weakley County, not far from the family farm in west Tennessee. After graduating from the University of Tennessee at Martin in 1975 with a master’s degree in education, Clark began working at the Bank of Sharon. He rose quickly through the ranks, becoming president and CEO of the bank by 1981. Clark established a one-bank holding company – Sharon Bancshares – in 1986. The holding company grew to include the Bank of Sharon, City State Bank, Weakley County Bank and First State Bank. Clark consolidated the four bank locations under the First State Bank brand in 2003 and helped the company grow to almost $2 billion in assets. In 2008, the Tennessee Bankers Association (TBA) presented Clark its Leader in Banking Excellence award and put up a plaque in the association’s new headquarters in Nashville in his honor. As they climbed the ladder, the two men became more active in the TBA. They became acquainted through TBA meetings and grew even closer 10 years ago when they were on the association’s CEO advisory group. “Conversations before and after the meetings helped strengthen our relationship,” Clark says. JOHN CLARK Former President and Chief Executive OffIcer of First State Bank 20

Willson, his mother and other board members flew to Union City to meet with Clark and learn more about First State. Willson’s mother, Mintie, remains active in the bank and community affairs at age 79. A room in the Colloms Campus Center at Tennessee Wesleyan College in Athens is named in honor of Mintie Willson and her late husband, Hugh. Mintie Willson was also a founder of the McMinn County Living Heritage Museum in 1982. First State had grown from a few branches in the northwest corner of Tennessee to having a presence in the Jackson and Nashville markets. Board members decided they needed to partner with a larger bank. Clark, though, remembered what he and Willson had discussed. Willson began doing research on Simmons. “Knowing John and how smart he is — how steadfast and careful — it made it an easy decision for me to take our bank toward Simmons,” Willson says. “Trust goes a long way, and you can’t find it everywhere these days.” Willson didn’t know Simmons First National Corp. chairman and CEO George Makris, Jr. or Simmons Bank chairman and CEO Marty Casteel, but he had a comfort level going into negotiations because Clark had vouched for them. It didn’t take Willson long to see for himself what Clark was talking about. “If George, Marty and the entire team hadn’t first meshed with our board, our employees and our shareholders, it would have been a much more di.cult task,” Willson says. “It’s all about establishing trust.” Willson says he enjoys taking calls from longtime Citizens customers and directing them to the right people at Simmons. He remains active in the community and is helping to spread the Simmons name while addressing any transition matters. Willson plans to relax and spend time on his new boat named “Victory” this summer. Clark is serving as an interim chairman for the banking program at the University of Tennessee at Martin and is helping his son expand their farming business. Both men are happy they worked on a final deal together before retiring from banking. “We feel extremely lucky to be a part of the Simmons family,” Willson says. “We’re excited about everything that’s going on. When somebody reaches out their hand, you better grab it the first time. If you have that trust, you grab that hand and go. We have absolutely no regrets.” PAUL WILLSON Former Chairman and Chief Executive Offcer of Citizens National Bank “We’re excited about everything that’s going on. When somebody reaches out their hand, you better grab it the first time. If you have that trust, you grab that hand and go. We have absolutely no regrets.” – Paul Willson 21

GO FORWARD PINE BLUFF A year of intense effort produced an ambitious plan for expanding the tax base of Pine Bludd, Ark., – the location of Simmons First National Corp.’s (Simmons) headquarters – and halting population loss. The Go Forward Pine Bluff initiative kicked off in late 2015. The planning effort was funded by Simmons through a $300,000 donation to the Simmons First Foundation. George Makris, Jr., Simmons’ chairman and chief executive o.cer, said at the time: “We’re hopeful that the Go Forward Pine Bluff process will help pinpoint how to direct our efforts more effectively.” The planning initiative was led by Tommy May, the former Simmons CEO who now heads the foundation. During 2016, volunteers from across the city came together to draw up an action plan, which will be implemented during the next two years. The four pillars of the plan are quality of life, education, economic development, and government and infrastructure. May says more than 12,000 hours of volunteer time went into the planning effort. “It was encouraging to have that many citizens involved, and we had great diversity,” he says. “Almost 40 percent of those involved were younger than 40. It’s their future that we’re talking about. We had a lot of debates, and we weren’t always in agreement about everything. There were no personal agendas that got brought to the table.” At the end of the process, a 47-page report was released to the public. May and Go Forward co-chairman Mary Pringos, who is heavily involved in agriculture, joined pillar chairman Carla Martin, an administrator at the University of Arkansas at Pine Bluff, in planning a public presentation at the Arts and Science Center of Southeast Arkansas in downtown Pine Bluff. More than 400 people jammed the auditorium there before the fire marshal closed the doors. Another 100 people waited outside. “That was good because it shows interest in the project,” May says. One of the plan’s recommendations is the development of a municipal master plan that includes land use regulations, city codes, planning requirements, zoning laws and enforcement options. The most recent such master plan was adopted in 1976. Other recommendations include establishing a land bank to acquire and manage foreclosed and abandoned properties; finding new uses for downtown blocks that house empty, decaying buildings; establishing a multipurpose center for meetings and recreational uses; establishing an institute to recruit and train Pine Bluff residents to run for public office; creating an educational alliance to improve the quality of education in the city’s three school districts; and establishing an innovation hub to assist entrepreneurs. Organizers are also thinking big when it comes to finding ways to draw visitors to the city. Pine Bluff once hosted the King Cotton Classic, a nationally televised high school basketball tournament, which drew prestigious programs from across the country. The Go Forward Pine Bluff plan J. THOMAS MAY Chairman & Chief Executive Ocer, Simmons First Foundation 22

calls for an annual Delta Classic Christmas Invitational Basketball Tournament. There also would be an annual Torii Hunter Baseball Tournament of Champions. Other quality-of-life proposals include a system of hiking and biking trails, public gardens, an area for food trucks downtown and an incentive program to attract restaurants and retailers to a renovated downtown district. There are also plans for an annual Celebrate the Delta Festival. Implementation of the overall project would cost about $50 million. Organizers hope to gain $32 million from a temporary citywide sales tax, which will be voted on in 2017. “There are no guarantees, but I’m optimistic,” May says of the plan’s implementation. He says one of the first things that must be done is to clean up downtown. “That will be an aggressive process,” May says. “I expect that by 2018 people won’t recognize downtown Pine Bluff” May has faith that Pine Bluff residents will rally around the cause. “It’s going to make Pine Bluff a place our children will be glad to call home,” he says. “It’s going to happen.” The project hasn’t made the foundation, founded in 2013, lose sight of its charity work for youth. Grants totaling over $500,000 have been awarded since 2014. In 2016, the foundation provided 11 $1,000 grants to charities and another $123,000 in five major grants. May says more than $122,000 will be given in 2017. “Even with Go Forward Pine Bluff, we’ve made time to stay committed to the youth,” he says. “We’ve had a big impact since the foundation started, and we’ll continue to do that.” 23

CULTURE CORNERSTONES Jena Compton had corporate culture on her mind well before she took the job as Simmons Bank’s chief people officer. “It was one of the first things I asked about in my interview,” Compton says. Compton came to Simmons in September 2015 and began the process of developing five culture cornerstones that define the company. In June 2016, the cornerstones were unveiled: Integrity, passion, better together, pursue growth and high performance. An engagement survey later in the year revealed that 78 percent of associates polled agreed that the company is adhering to the cornerstones. “Every company has a culture,” Compton says. “The only question is whether or not it is what you want it to be. … We decided we wanted to be more thoughtful in determining the best culture for our people – who they are, what they believe in and what they can get behind.” Compton researched the cultural values of institutions Simmons had recently acquired: Metropolitan National Bank and Delta Trust and Bank in Arkansas, Liberty Bank and Trust Company of the Ozarks in Missouri and First State Bank in Tennessee. She identified 28 core values across those companies. Only four were duplicated. “There was a ton of difference in what people thought,” Compton says. “We decided early on that we needed something and that we needed to decide what it was going to be.” Not long after she was hired, Compton and members of her team began the arduous task of determining the company’s values. The five cornerstones were ultimately chosen after what turned out to be a five-month process. Once the cornerstones were unveiled, the second half of 2016 was spent marketing the concept to associates. “He has been the biggest advocate of them all,” Compton says of George A. Makris, Jr., the Simmons First National Corp. chairman and CEO. “He knows we need to have something that identifies us as a company, something that we can all believe in. So from the top to the bottom, we have people talking the talk and walking the walk. … If the executives aren’t on board, it won’t work.” The cornerstones are used in everyday conversations at Simmons. Managers mention them when they give feedback to associates. The cornerstones are also a part of the hiring process. “We know if they have these traits and the basic skills, they’re going to do a good job,” Compton says. “They’re going to fit in, and they’re going to find success.” Compton credits Allison Cox, a human resources senior vice president, and Becka McGee, a human resources manager, for significant contributions to the project. JENA COMPTON Chief People Officer 24

INTEGRITY
Simmons Bank
BETTER TOGETHER
PASSION
Do what's right and be true to yourself.
Value honor, act with responsibility
and respect those around you.
Your word is your bond.
Embrace collaboration.
Make time to help your colleagues
and lift up those around you.
Win together — celebrate together.
Care intensely about your work,
customers and community.
Always look to innovate, improve
and dream big.
CULTURE
CORNERSTONES
YOUR CAREER WITH SIMMONS BANK IS A JOURNEY. NEVER LOSE SIGHT
OF THE DESTINATION, BUT ALWAYS ENJOY THE ADVENTURE.
HIGH PERFORMANCE
PURSUE
GROWTH
Strive to exceed expectations.
Go beyond what you think is possible.
Reach for excellence.
Explore your path and seek opportunities.
Aim to learn and expand your skills every
single day. Explore growth — personally
and professionally.
We're glad you're here

McGee continues to design innovative projects that keep the cornerstones at the forefront of everything that occurs at Simmons.

Compton and the members of her team spend significant time examining proposed mergers and acquisitions to gauge if they are a good culture fit. They also make it a priority to work with new associates to introduce the cornerstones.

"The more diversity and the larger the size of the corporate footprint, the more you need something to bring everyone together," she says. "When we have these acquisitions and we bring people in to talk about our company, it's one of the first things we talk about. Here's who we are and who we strive to be every day."

Compton is proud of the progress that has been made but knows it will be a never-ending pursuit.

"The tricky part is keeping this thing alive," she says. "You want it to have a life of its own, but you have to keep it fresh and keep it in front of people. You have to let them know you still care. If you let a year go by and you don't talk about it anymore, people will think it was a flavor-of-the-day kind of thing."


BETTER TOGETHER
HIGH PERFORMANCE
INTEGRITY
PASSION
PURSUE
GROWTH

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HIGHLIGHTS OF 2016 ACCOMPLISHMENTS WE’RE HONORED TO HAVE BEEN RECOGNIZED IN COMMUNITIES ACROSS OUR FOOTPRINT. THESE ARE ONLY A FEW OF THE TOP AWARDS SIMMONS RECEIVED IN 2016. TOP 100 FASTEST GROWING COMPANIES Fortune KANSAS CITY’S TOP SBA LENDERS, 3rd Place Kansas City Business Journal 100 MOST ACTIVE SBA 7(A) LENDERS, Top 100 U.S. Small Business Administration BEST IN RELIABILITY St. Louis Small Business Monthly BEST FINANCIAL SERVICES, 1st Place AY Magazine #1 BANK AND MORTGAGE LENDER Pine Bluff Commercial MAIN STREET BESTIES AWARD, BEST BANKS IN SUMNER COUNTY Sumner County, TN 26

Corporate Headquarters 501 Main Street | Pine Bluff, AR 71601 | 870.541.1000 simmonsbank.com Little Rock Corporate Officer 425 W. Capitol Avenue, Suite 1400 | Little Rock, AR 72201 | 501.558.3100